     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION DECEMBER 22, 2003

                                                     REGISTRATION NO.  333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              E.DIGITAL CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

                                   ----------

          DELAWARE                                          NONE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                   ----------

                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 679-1504
        (Address and telephone number of principal executive offices and principal place of business)

                                   ----------

                     ALFRED H. FALK, CHIEF EXECUTIVE OFFICER
                              E.DIGITAL CORPORATION
                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 679-1504
            (Name, address and telephone number of agent for service)


                                    Copy to:

                              CURT C. BARWICK, ESQ.
                         HIGHAM, MCCONNELL & DUNNING LLP
                            15 ENTERPRISE, SUITE 360
                          ALISO VIEJO, CALIFORNIA 92656
                                 (949) 900-4400
                             COUNSEL FOR THE COMPANY

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
        PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX: 9

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: :


                                             CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED           PROPOSED
                                                                            MAXIMUM            MAXIMUM
     TITLE OF EACH CLASS OF                          AMOUNT TO           OFFERING PRICE       AGGREGATE           REGISTRATION
SECURITIES TO BE REGISTERED                        BE REGISTERED          PER UNIT (2)      OFFERING PRICE (2)         FEE
--------------------------------------------- ------------------------ ------------------ -------------------- ------------------
Common Stock, $.001 par value                    23,832,025 Shares(1)        $0.555            $13,226,774          $1,170
============================================= ======================== ================== ==================== ==================

(1) Includes the registration for resale of the following: (i) 12,842,106 shares of common stock issuable upon conversion of Series D preferred stock issued in a private placement in December 2002, (ii) 7,796,420 shares of common stock issuable upon conversion of Series E preferred stock issued in a private placement in November 2003 and (iii) 3,193,499 shares of common stock issuable upon exercise of warrants issued to the selling stockholders in connection with the above-referenced Series E preferred stock private placement and another previous private placement.

(2) This figure is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the common stock on December 19, 2003, as reported by the OTC Bulletin Board, was $0.555

        THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 2003

PROSPECTUS

                                23,832,025 SHARES

                              E.DIGITAL CORPORATION

                                  COMMON STOCK

               This prospectus relates to the public offering, which is not being underwritten, of up to 23,832,025 shares of e.Digital Corporation common stock which may be offered and sold from time to time by the selling stockholders identified in this prospectus. e.Digital Corporation will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG." The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on December 18, 2003, was $0.56 per share.

               The shares of common stock described in this prospectus are issuable to the selling stockholders upon the conversion of shares of Series D preferred stock and Series E preferred stock and the exercise of warrants. The Series D preferred stock and the Series E preferred stock had been acquired from us on or about December 30, 2002 and November 24, 2003, respectively, in separate private transactions and are considered "restricted securities" under the Securities Act of 1933. The Series D preferred stock was issued to certain noteholders of the company upon the conversion of an aggregate of $2.05 million of promissory notes. We received gross proceeds of $1,277,000 from the sale of the Series E preferred stock. This prospectus registers the shares of common stock under the Securities Act of 1933 and allows for future sales by the selling stockholders to the public without restriction. We have agreed to pay for the preparation and filing of the registration statement and this prospectus. More information is provided in the section entitled "Selling Stockholders."

               The selling stockholders may sell the shares in public or private transactions, on or off the National Association of Securities Dealers OTC Electronic Bulletin Board System, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers  or through  brokers or  dealers.  Brokers  or  dealers  may  receive compensation in the form of discounts, concessions or commissions from the selling stockholders. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. More information is provided in the section entitled "Plan of Distribution."

               Information contained in this prospectus is not complete and may be changed. These securities may not be sold to you until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                        --------------------------------

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                                December __, 2003

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................................3
RISK FACTORS...................................................................................5
USE OF PROCEEDS...............................................................................10
SELLING STOCKHOLDERS..........................................................................11
PLAN OF DISTRIBUTION..........................................................................13
DIVIDEND POLICY...............................................................................14
LEGAL MATTERS.................................................................................14
EXPERTS.......................................................................................14
WHERE YOU CAN GET MORE INFORMATION............................................................15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...........16

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, especially the risks of investing in our common stock discussed under the caption "Risk Factors" and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                   THE COMPANY

         THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

GENERAL

                 e.Digital Corporation is a holding company that operates through a wholly owned California subsidiary of the same name. We offer engineering services to leading electronics companies to create portable digital devices that can link to PCs, the Internet and other electronic devices. We market our services and technologies to original equipment manufacturers ("OEMs") with a focus on developing digital music, voice, and video players/recorders using the latest in digital storage media (a device used to store data) and technology. OEMs are business customers that license or purchase our products or our technology to embed in their own products. We offer complete reference designs (working, full-featured designs sometimes implemented as prototypes that can be customized to a customers' preferred look and feel or branded and sold as they are, according to the customer's wishes) and technology platforms (basic working technology that can be developed into a finished consumer product, or incorporated into an existing consumer product design) for private labeling by OEMs. We may sometimes integrate our OEMs' unique or proprietary features and/or technology into new products for their product lines. We focus our marketing efforts on OEMs in various digital processing markets including digital music, dictation equipment, consumer electronics, digital image and video and other electronic product markets.

                We have relationships with manufacturers with facilities in the United States, China and Korea. We have expertise in developing, performing and overseeing manufacturing processes. We apply our technology and expertise in providing manufacturing supervision, documentation, and quality control services to products for our OEM customers and, from time-to-time, for our e.Digital branded products. Our primary focus, however, is serving the development and manufacturing needs of our OEM customers and licensees.

                Services   offered   include  custom   hardware,   firmware  (an
instruction set programmed into a chip which determines the product's functionality and user interface), software development, technology platform development, product design, manufacturing services, fulfillment services, warranty services, and licensing of our patented file management systems. Our revenues may result from the sale of products, product royalties, fees from engineering services, industrial order fulfillment, technical support services, warranty services and/or design services. In some cases, we rely on outside subcontractors to perform services including manufacturing, testing and certification, industrial design, and assembly.

               Our company, then known as Norris Communications, was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994 changed its domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, the stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 13114 Evening Creek Drive South, San Diego, California 92128 and our telephone number is (858) 679-1504. Our Internet site is located at WWW.EDIGITAL.COM. Information contained in our Internet site is not part of this prospectus.

RECENT DEVELOPMENTS

                 In October 2002, we announced a development agreement with Aircraft Protective Systems, Inc. ("APS") to develop a portable, hard disk drive-based In-Flight Entertainment, or IFE, system under contract for a leading U.S. airline. The agreement specifies that we will manufacture and sell the customizable digital video player through APS. The agreement includes provisions for NRE fees to be paid by APS to us for design services plus licensing fees and royalties. In September 2003, Alaska Airlines and APS announced the launch of the IFE system outlined above under the digEplayer name. Small quantities of the players are currently available to their passengers. The release included confirmation that 20th Century Fox is providing content for the units. Each unit features DivX encoded video content, music provided by DMX Music, airport and route information and the ability to showcase paid advertising. To date, we have received $100,000 in payments under the APS agreement with respect to NRE fees only, of which $100,000 has been deferred at September 30, 2003. In addition, we received a deposit of $788,900 for product delivered during the third quarter of fiscal year 2004.

               In September 2003, the company entered into a royalty bearing licensing agreement with a multi-billion dollar Asian OEM for the manufacture of the company's Odyssey 1000(TM) platform for OEM branding. The Asian OEM will manufacture a 1.8" version of the Odyssey 1000(TM) for specific OEM branding and e.Digital is supporting the technology, software, firmware and upgrades to the Odyssey 1000(TM) platform. The release of products manufactured under this agreement to consumers commenced during our third fiscal quarter.

                In December 2003, the company announced that with the above-described introduction of the 1.8" version of the Odyssey platform for the Asian OEM client, it had decided to discontinue retail sales of the e.Digital branded Odyssey 1000, as well as all other e.Digital branded devices.

                On or about November 24, 2003 the company issued 12,777 shares of 8% Series E preferred stock for gross cash proceeds of $1,277,000. The stated dollar amount of Series E preferred stock, is convertible into fully paid and nonassessable shares of common stock at a conversion price of $0.45 per share which is fixed for the first 90 days following the original issue date, and commencing 90 days following the original issue date, the conversion price shall equal the lower of (i) $0.45 and (ii) 85% of the average of the volume weighted average price per share during the ten consecutive trading days immediately preceding the conversion date. However, the conversion price shall not be below $0.19 except as may be subsequently modified as a consequence of any future issuance by the company of common stock priced below $0.19 during the term of the Series E preferred stock. The Series E preferred stock is subject to automatic conversion on November 19, 2005 subject to certain conditions. At November 24, 2003, the Series E preferred stock was convertible into approximately 2,840,939 shares of common stock. The company also issued to the purchasers of the Series E preferred stock, Series A warrants to purchase 1,712,333 shares of common stock at $0.60 per share until May 18, 2004 and Series B warrants to purchase 856,166 shares of common stock at $1.00 per share until November 18, 2005.

THE OFFERING
Common stock underlying the Series D preferred stock ....   12,842,106 shares

Common stock underlying the Series E preferred stock ....   7,796,420 shares

Common stock underlying warrants ........................   3,193,499 shares

Use of Proceeds .........................................   All  proceeds  from the sale of the  shares  underlying  the
                                                            Series D  preferred  stock,  Series E  preferred  stock  and warrants  will be received by the selling  stockholders  for their own accounts.

Dividend Policy .........................................   We do  not  anticipate  paying  any  cash  dividends  in the
                                                            foreseeable   future.   Any  future   determination  to  pay
                                                            dividends  will  be  at  the  discretion  of  our  board  of directors.

                                  RISK FACTORS

               An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent Form 10-K and in any other documents incorporated by reference into this prospectus from our other filings with the Securities and Exchange Commission.

Cautionary Note on Forward Looking Statements

               In addition to the other information in this prospectus, the factors listed below should be considered in evaluating our business and prospects. This prospectus contains a number of forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below and elsewhere herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific factors described below and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that may arise after the date hereof.

FINANCIAL RISKS

               We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior fiscal years and at March 31, 2003 had an accumulated deficit of $65.0 million. We had a loss of approximately $6.7 million, $5.8 million and $3.6 million in fiscal 2003, 2002 and 2001, respectively. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we will continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

               We do not Anticipate Paying Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. An investment in our common stock, therefore, may be more suitable for an investor that is seeking capital appreciation rather than current yield and, as a consequence, may be more speculative. Accordingly, investors should not purchase our common stock with an expectation of receiving regular dividends. See "Dividend Policy" on page 14.

               We Expect Our Operating Results To Fluctuate Significantly - Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

                o       Unpredictable   demand  and  pricing  for  our  contract
                        development services

                o       Market acceptance of our OEM products by end users

                o Uncertainties with respect to future customer product orders, their timing and the margins to be received, if any

                o       Fluctuations in operating costs

                o       Changes in research and development costs

                o       Changes in general economic conditions

                o       Changes in technology

                o       Short product lifecycles

               We May Experience Product Delays, Cost Overruns and Errors Which Could Adversely Affect our Operating Performance and Ability to Remain Competitive. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for OEM customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by our customers or others who have acquired our products, including OEM products.

               We May Need to Obtain Additional Financing to Continue Operating our Business. We believe that with cash on hand and proceeds from existing development and production contracts and product sales, we have sufficient proceeds to meet cash requirements for the next 9 months. However, we may need to raise additional funds to:

                o       Finance unanticipated working capital requirements

                o Pay for increased operating expenses or shortfalls in anticipated revenues

                o       Fund increases in research and development costs

                o       Develop new technology, products or services

                o       Respond to competitive pressures

                o       Support strategic and industry relationships

                o       Fund the marketing of our products and services

               In the event additional funds are required, we cannot assure you that such additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional funds through the sale of equity, the sale of common stock hereunder, the percentage ownership of our stockholders will be reduced.

               Unless We Obtain Adequate Financing and Increase Our Revenues We May Be Unable to Continue as a Going Concern. We have experienced substantial reduction is cash, projected revenues and increased costs that adversely affected our results of operations and cash flows. Our company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) material net losses and cash flow deficits from operations during fiscal 2003, fiscal 2002 and prior years and
(iii) the possibility that we may be unable to meet our debts as they come due, raise substantial doubt about our ability to continue as a going concern. Our company's ability to continue as a going concern is dependent upon our ability to obtain adequate financing and achieve a level of revenues, adequate to support our capital and operating requirements, as to which no assurance can be given. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence. Our auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

RISKS RELATED TO SALES, MARKETING AND COMPETITION

               We May Be Unable to Successfully Compete in the Electronic Products Market Which is Highly Competitive and Subject to Rapid Technological Change. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features that render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products that are compatible with the products of the electronics industry.

               We Rely on a Limited Number of Customers for Revenue. Historically, a substantial portion of our revenues has been derived primarily from a limited number of customers. For the year ended March 31, 2003 three customers accounted for approximately 37% of our revenues. For the year ended March 31, 2002 three customers accounted for approximately 58% of our revenues. The failure to receive orders for and produce OEM products or a decline in the economic prospects of our customers or the products we may produce for sale may have a material adverse effect on our operations.

               If We Are Unsuccessful in Achieving Market Acceptance of Our Products, It Could Harm Our Business. Sales and marketing strategy contemplates sales of developed products to the electronics and computer software market, by e.Digital or its OEM customers. The failure of our company or its OEM customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products and those of our customers will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

               We Have Limited Marketing Capabilities and Resources Which Makes It Difficult For Us To Create Awareness of and Demand for Our Products and Technology. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our OEM products, as well as our licensing business. Selling products and attracting new OEM customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure that our marketing efforts will be successful or result in future development contracts or other revenues.

               The Failure of the Digital Music Market to Create a Market for Consumer Devices Could Harm Our Business. We believe the market for portable consumer devices to play digital music will not develop significantly until consumers are able to download popular digital recordings from the Internet. We believe the availability of popular recordings will depend on the adoption of one or more formats to limit the unauthorized reproduction and distribution of music, called "pirated" copies. Piracy is a significant concern of record companies and artists. The failure of the record industry to adopt solutions may delay or have an adverse impact on the growth of this market. This failure could harm our business. We have designed our digital music prototype to include piracy protection and to be adaptable to different music industry and technology standards. Numerous standards in the marketplace, however, could cause confusion as to whether our designs and services are compatible. If a competitor were to establish products for OEM customers with a dominant industry standard unavailable to us, our business would be harmed.

               The Success of Our Business Depends on Emerging Markets and New Products. In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital music players and other portable consumer devices, must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

               Development   of  New  or   Improved   Products,   Processes   or
Technologies  May Render Our  Technology  Obsolete  and Hurt Our  Business.  The
electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which may render our technology and products obsolete.

RISKS RELATED TO OPERATIONS

               We Depend On a Limited Number of Contract Manufacturers and Suppliers and Our Business Will Be Harmed By Any Interruption of Supply or Failure of Performance. We rely on three suppliers for manufacturing our product and for the manufacturing of our OEM products, Maycom Co., Ltd., Digitalway Co., Ltd. and an undisclosed Asian OEM. We depend on our contract manufacturers to
(i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, our business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on our business. Production and pricing by each such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of our manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future.

               If We Lose Key Personnel or Are Unable to Attract and Retain Additional Highly Skilled Personnel Required For the Expansion of Our Activities Our Business Will Suffer. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, may harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

               Because Some of Our  Management  are  Part-Time  and Have Certain
Conflicts of Interest, Our Business Could Be Harmed. Our Vice President, Robert Putnam, is also a Vice President, Investor Relations of American Technology Corporation. As a result of his involvement with American Technology Corporation, Mr. Putnam has in the past, and is expected in the future to devote a substantial portion of his time to other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and Mr. Putnam due to the fact that he has other employment or business interests to which he devotes some attention and he is expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital and American Technology Corporation could overlap or conflict.

RISKS RELATED TO INTELLECTUAL PROPERTY AND GOVERNMENT REGULATION

               Failing to Protect Our Proprietary Rights to Our Technology Could Harm Our Ability To Compete, as well as Our Results of Our Operations. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by our business partners, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

               We May Face Intellectual Property Infringement Claims That May Be Difficult to Defend and Costly To Resolve, Which Could Harm Our Business. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

               Risks Related To Government Regulation, Content And Intellectual Property Government Regulation May Subject Us to Liability and Require Us To Change The Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, copyright law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

RISKS RELATED TO TRADING IN OUR COMMON STOCK

               Investing in a Technology Stock (Such as Ours) May Involve Greater Risk Than Other Investments Due to Market Conditions, Stock Price Volatility and Other Factors. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

                o       Quarter-to-quarter variations in operating results

                o Announcements of technological innovations by us, our customers or competitors

                o New products or significant OEM design achievements by us or our competitors

                o General conditions in the markets for the our products or in the electronics industry

                o       The price and availability of products and components

                o       Changes  in  operating   factors   including  delays  of
                        shipments, orders or cancellations

                o       General financial market conditions

                o       Market conditions for technology stocks

                o Litigation or changes in operating results or estimates by analysts or others

                o       Or other events or factors

               We do not endorse or accept any responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

               Low-Price Stocks and Stocks Traded on the OTC Electronic Bulletin
Board are Subject to Special Regulations and may have Increased Risk. Our shares of common stock are traded on the OTC Electronic Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. ("NASD"). Securities traded on the OTC Electronic Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from a low of $0.12 to a high of $0.62 in the last twelve months. In addition, our common stock is subject to Rules 15g-1-15g-6 promulgated under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market. The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks.

Important Factors Related to Forward-Looking Statements and Associated Risks. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include our plans and objectives of management for future operations, including plans and objectives relating to the products and our future economic performance. The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that we will design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer and electronic markets will not change materially or adversely, that the computer and electronic markets will continue to experience growth, that demand for the our products will increase, that we will obtain and/or retain existing development partners and key management personnel, that future inventory risks due to shifts in market demand will be minimized, that our forecasts will accurately anticipate market demand and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, our business and operations are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause our net sales or net income (or loss), or our growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                                 USE OF PROCEEDS

               e.Digital Corporation will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

               The following table sets forth the selling stockholders,  and the number of shares of common stock owned beneficially by them as of December __, 2003 which may be offered pursuant to this prospectus. This information is based upon information provided to us by either the named selling stockholder or our transfer agent. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of e.Digital, and none of them has had a material relationship with e.Digital during the past three years.

               The certificate of designation governing the Series D preferred stock, the Series E preferred stock and the warrants issued to each Series E preferred stockholder each prohibit the holder thereof from converting the applicable shares of preferred stock or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the Series D preferred stock, the Series E preferred stock and/or the warrant as to itself upon not less than 61 days' notice to us. The number of shares of common stock listed as beneficially owned by each preferred stockholder represents the number of shares of common stock issuable to such preferred stockholder, subject to the limitation set forth above, upon (i) conversion of 152,500 shares of Series D preferred stock, at an adjusted conversion price of $0.19, (ii) conversion of 12,770 shares of Series E preferred stock, at a conversion price of $0.19, (iii) exercise of the warrants previously issued to certain of the selling stockholders in connection with their purchase of certain 12% secured promissory notes for the purchase (in the aggregate) of 625,000 shares of common stock, (iv) exercise of Series A warrants issued to the Series E preferred stockholders in conjunction with the sale of the Series E preferred stock for the purchase (in the aggregate) of 1,712,333 shares of common stock and (v) exercise of the Series B warrants issued to the Series E preferred stockholders in conjunction with the sale of the Series E preferred stock for the purchase (in the aggregate) of 856,166 shares of common stock. The Series A warrants and the Series B warrants issued in connection with the Series E preferred stock are sometimes referred to herein in the following table and notes as the "Series E common stock warrants."

                                   COMMON        COMMON       COMMON       COMMON   TOTAL COMMON                       SHARES OF
                                    STOCK         STOCK        STOCK       STOCK       STOCK       MAXIMUM              COMMON
                                 UNDERLYING    UNDERLYING   UNDERLYING  UNDERLYING BENEFICIALLY   NUMBER OF             STOCK
                                  SERIES D      SERIES E     SERIES E      COMMON      OWNED       SHARES            BENEFICIALLY
                                  PREFERRED     PREFERRED  COMMON STOCK    STOCK       BEFORE      OFFERED            OWNED AFTER
     SELLING STOCKHOLDER           STOCK         STOCK       WARRANTS    WARRANTS    OFFERING      HEREBY              OFFERING
     -------------------           -----         -----       --------    --------    --------      ------              --------
                                    (1)           (2)          (3)         (4)         (5)          (6)
             NAME                  NUMBER        NUMBER       NUMBER      NUMBER      NUMBER       NUMBER            NUMBER     %
             ----                  ------        ------       ------      ------      ------       ------            ------    ---
AS Capital Partners, LLC                    --     305,263       100,000         --      212,716      405,263   (7)         --  *
Basso Equity Opportunity
Holding Fund, Ltd.                          --   1,648,421       324,000         --      932,667    1,972,421   (8)         --  *

Caviston, Gerard                            --     164,842        32,400         --       93,267      197,242   (9)         --  *

Daniels, Richard G.                         --     915,789       300,000         --      638,149    1,215,789  (10)         --  *

F. Berdon and Co., LP                       --     274,737        90,000         --      191,444      364,737  (11)         --  *

Gabourel, Victor                            --     152,632        50,000         --      138,158      202,632  (12)     31,800  *

Hamblett, Michael R.                        --     659,368       216,000         --      459,467      875,368  (13)         --  *

Jerry E. Polis Family Trust          8,842,105          --            --    387,500    6,954,869    9,229,605  (14)    324,474 1.5%
Leo & Mary E. Correia Family
Trust                                       --     152,632        50,000         --      106,358      202,632  (15)         --  *

Nunes, Daniel & Anya                        --     305,263       100,000         --      294,716      405,263  (16)     82,000  *

Opperman, Wayne & Barbara                   --     610,526       200,000         --      425,431      810,526  (17)         --  *

Palermo Trust                        3,157,895          --            --    112,500    2,742,105    3,270,395  (18)    400,000 2.2%

Spatacco, Anthony                           --     164,842        54,000         --      114,867      218,842  (19)         --  *

Sunrise Capital, Inc.                  421,053          --            --     50,000      747,281      471,053  (20)    400,000 2.5%

                                   COMMON        COMMON       COMMON       COMMON   TOTAL COMMON                       SHARES OF
                                    STOCK         STOCK        STOCK       STOCK       STOCK       MAXIMUM              COMMON
                                 UNDERLYING                 UNDERLYING
                                               UNDERLYING               UNDERLYING BENEFICIALLY   NUMBER OF              STOCK
                                  SERIES D      SERIES E     SERIES E      COMMON      OWNED       SHARES            BENEFICIALLY
                                  PREFERRED     PREFERRED  COMMON STOCK    STOCK       BEFORE      OFFERED            OWNED AFTER
     SELLING STOCKHOLDER           STOCK         STOCK       WARRANTS    WARRANTS    OFFERING      HEREBY              OFFERING
     -------------------           -----         -----       --------    --------    --------      ------              --------
                                     (1)           (2)          (3)         (4)         (5)          (6)
             NAME                  NUMBER        NUMBER       NUMBER      NUMBER      NUMBER       NUMBER            NUMBER     %
             ----                  ------        ------       ------      ------      ------       ------            ------     -
Sunrise Management Inc.,

Profit Sharing Plan                         --          --            --     37,500      437,500       37,500  (21)    400,000  2.6%

Starboard Capital Markets, LLC              --          --       237,600         --      237,600      237,600  (22)         --   *

The Eric M. Polis Trust                421,053          --            --     37,500      380,039      458,553  (23)     45,258   *

Truk Opportunity Fund, LLC                  --     305,263       100,000         --      212,716      405,263  (24)         --   *

Vertical Ventures, LLC                      --   1,831,579       600,000         --    1,276,296    2,431,579  (25)         --   *
Zolin, James & Josephine
JTWROS                                      --     305,263       100,000         --      891,532      405,263  (26)    678,816  4.5%

Brighton Capital, Ltd.                      --          --        14,499         --       14,499       14,499  (27)         --   *
                              ------------------------------------------------------            --------------

                                    12,842,106   7,796,420     2,568,499    625,000                23,832,025
                              ------------------------------------------------------            --------------


(1) Represents shares of common stock issuable upon conversion of an aggregate of 152,500 shares of Series D preferred stock assuming a conversion price of $0.19 per share and assuming the shares are held to the December 31, 2007 end of their term. The holders of our outstanding shares of Series D preferred stock may convert these shares into shares of our common stock at a conversion price of $0.19. The actual number of shares of common stock issuable upon conversion of the Series D preferred stock may be less than that set forth in the chart depending on when conversion occurs.

(2) Represents shares of common stock issuable upon conversion of an aggregate of 12,770 shares of Series E preferred stock assuming a conversion price of $0.19 per share and assuming the shares are held to the December 31, 2007 end of their term. The holders of our outstanding shares of Series E preferred stock may currently convert these shares into shares of our common stock at a conversion price of $0.45. The conversion rate cannot however be lower than $0.45 prior to February 22, 2004, or lower than $0.19 after such date. The conversion value of the Series E preferred stock is the original purchase price, increased by 8% per year from November 24, 2003. The actual number of shares of common stock issuable upon conversion of the Series E preferred stock may be less than that set forth in the chart depending on when conversion occurs.

(3) Includes shares of common stock issuable upon exercise of Series A and Series B warrants issued to the purchasers of Series E preferred stock. The Series A warrants are exercisable at $0.60 per common share, at any time until May 18, 2004. The Series B warrants are exercisable at $1.00 per common share, at any time until November 18, 2005.

(4) Includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants.

(5) Includes shares of common stock issuable on conversion of the Series D preferred stock (Note 1) with dividends to January 23, 2004 at a conversion price of $0.19 per share. Also includes shares of common stock issuable on conversion of the Series E preferred stock assuming a conversion price of $0.19 per share with dividends to January 23, 2004 and exercise of the Series A and Series B warrants and other warrants (see Notes 2, 3 and 4).

(6) Includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and the conversion of the shares of Series D and E preferred stock. The actual number of shares obtained on conversion of Series D and Series E preferred stock may be less than the number listed depending on the date of conversion and the market price of our stock at the conversion date.

(7) 500 shares of Series E preferred stock are owned of record by the selling stockholder. Mr. Michael Coughlan is Chief Financial Officer of AS Capital Partners, LLC and is believed by us to have sole voting and investment power with respect to the securities held.

(8) 2,700 shares of Series E preferred stock are owned of record by the selling stockholder. Ms. Barbara Burger is Alternate Director of Basso Equity Opportunity Holding Fund, Ltd., and is believed by us to have sole voting and investment power with respect to the securities held.

(9) 270 shares of Series E preferred stock are owned of record by the selling stockholder.

(10) 1,500 shares of Series E preferred stock are owned of record by the selling stockholder.

(11) 450 shares of Series E preferred stock are owned of record by the selling stockholder. Mr. Frederick Berdon is Partner of F. Berdon Co. LP and is believed by us to have sole voting and investment power with respect to the securities held.

(12) 250 shares of Series E preferred stock are owned of record by the selling stockholder.

(13) 1,080 shares of Series E preferred stock are owned of record by the selling stockholder.

(14) Includes shares held by Jerry E. Polis Family Trust, Polis Charitable Foundation, Charlotte O. Polis, Jerry E. Polis, IRA and Jerry E. Polis Family, LLC in which Mr. Jerry E. Polis is trustee and is believed by us to have sole voting and investment power with respect to the securities held. A total of 105,000 shares of Series D Preferred stock are owned of record by the selling stockholder.

(15) 250 shares of Series E preferred stock are owned of record by the selling stockholder.

(16) 500 shares of Series E preferred stock are owned of record by the selling stockholder.

(17) 1,000 shares of Series E preferred stock are owned of record by the selling stockholder.

(18)   37,500  shares  of  Series  D  preferred   stock  and  112,500   warrants
       exercisable at $0.19 per share are owned of record by the selling shareholder. Includes options held by James A. Barnes exercisable within 60 days of November 18, 2003 on 400,000 common shares and warrants to purchase 37,500 common shares held by Sunrise Management, Inc. Profit Sharing Plan and warrants exercisable for 50,000 common shares held by Sunrise Capital, Inc. James A. Barnes serves as trustee of both Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan and President of Sunrise Capital, Inc. and is believed by us to have sole voting and investment power with respect to the securities held. Palermo Trust, Sunrise Management, Inc. Profit Sharing Plan and Sunrise Capital, Inc. disclaim beneficial ownership in these securities except to the extent of such person's pecuniary interest in these securities and disclaim membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934.

(19) 270 shares of Series E preferred stock are owned of record by the selling stockholder.

(20) 5,000 shares of Series D preferred stock and 50,000 warrants exercisable at $0.19 per share are owned of record by the selling stockholder. Includes shares held by James A. Barnes and options exercisable within 60 days of November 18, 2003 on 400,000 common shares and warrants to purchase 37,500 common shares held by Sunrise Management, Inc. Profit Sharing Plan and warrants exercisable for 112,500 common shares held by Palermo Trust. James A. Barnes serves as trustee of both Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan, and is believed by us to have sole voting and investment power with respect to the securities held. Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan disclaim beneficial ownership in these securities except to the extent of such person's pecuniary interest in these securities and disclaim membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. 5,000 shares of Series D preferred stock are owned of record by the selling stockholder.

(21) Represents warrants exercisable at $.19 per share on 37,500 shares owned of record by the selling shareholder. (See Note 18 and 20)

(22) Includes warrants to purchase 237,600 common shares held by Starboard Capital Markets, LLC. Mr. James J. Dotzman, managing principal is believed by us to have sole voting and investment power with respect to the securities held.

(23) Includes shares held by The Eric M. Polis Trust, Mr. Eric Polis, trustee. 5,000 shares of Series D Preferred stock are owned of record by the selling stockholder.

(24) 500 shares of Series E preferred stock are owned of record by the selling stockholder. Mr. Michael E. Fein is Principal, Atoll Asset Management, LLC the managing member of Truk Opportunity Fund, LLC and is believed by us to have sole voting and investment power with respect to the securities held.

(25) 3,000 shares of Series E preferred stock are owned of record by the selling stockholder. Mr. Joshua Silverman, is believed by us to have sole voting and investment power with respect to the securities held.

(26) Includes shares held by James Zolin and Josephine Zolin separately. James and Josephine Zolin are named trustees and are believed by us to have shared voting and investment power with respect to the securities held. 500 shares of Series E preferred stock are owned of record by the selling stockholder.

(27)   Includes  warrants  to  purchase  14,499  common  shares held by Brighton
       Capital, Ltd. Mr. Wolfin is believed by us to have sole voting and investment power with respect to the securities held.


                              PLAN OF DISTRIBUTION

               The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to contractual limitations, the selling stockholders may use any one or more of the following methods when selling shares:

                o       ordinary    brokerage    transactions   in   which   the
                        broker-dealer solicits purchasers;

                o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                o an exchange distribution in accordance with the rules of the applicable exchange;

                o       privately negotiated transactions;

                o       broker-dealers  may agree with the selling  stockholders
                        to  sell  a  specified   number  of  such  shares  at  a
                        stipulated price per share;

                o       a combination of any such methods of sale; and

                o       any other method permitted pursuant to applicable law.

               The selling stockholders also may sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.

               The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

               Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

               The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               e.Digital Corporation is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We also have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

               Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. Such persons, in addition, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchase and sales of shares of our common stock.

                                 DIVIDEND POLICY

               We have never declared or paid any cash dividends on our common stock and do not currently intend to do so. We intend to retain any future earnings to support the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the board of directors.

                                  LEGAL MATTERS

               The validity of the securities offered will be passed on for the company by Higham, McConnell & Dunning LLP, Aliso Viejo, California.

                                     EXPERTS

               The consolidated financial statements of e.Digital Corporation and subsidiary at March 31, 2003 incorporated by reference in this Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

               The consolidated financial statements of e.Digital Corporation and subsidiary at March 31, 2002 AND for the two years in the period ended March 31, 2002 incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

               We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, such information may be accessed electronically at the Securities and Exchange Commission's web site on the Internet at www.sec.gov.

               The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

                o Annual Report on Form 10-K for the year ended March 31, 2003;

                o Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

                o Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

                o       Definitive Proxy Statement filed on October 23, 2003;

                o       Current Report on Form 8-K filed November 21, 2003; and

                o The description of our common stock contained in the Proxy Statement filed with the Securities and Exchange Commission on July 3, 1996 pursuant to Section 14(a) of the Securities Exchange Act of 1934, together with all amendments or supplements thereto filed for the purpose of updating such description.

               You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                        e.Digital Corporation
                        13114 Evening Creek Drive South
                        San Diego, California 92128
                        Attn:  Alfred H. Falk, President and
                               Chief Executive Officer
                        (858) 679-1504


               THIS PROSPECTUS IS PART OF A LARGER REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


               As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against
public  policy  as  expressed  in  the   Securities   Act  and  is,   therefore,
unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of e.Digital Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

         Registration Fee                                              $ 1,070
         Blue Sky Fees and Expenses                                    $ 2,000
         Legal Fees and Expenses                                       $15,000
         Accounting Fees and Expenses                                  $ 5,000
         Miscellaneous Expenses                                        $ 2,000

                  Total                                                $25,070
                                                                       =======

Item 15.       Indemnification of Directors and Officers.

               Article TENTH of the Certificate of Incorporation of the Company provides:

               "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice."

               Our Bylaws provide that an officer, director, employee or agent is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               We have directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of our company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

               If Delaware law and California law are in conflict with regard to our power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 16.       Exhibits.

               The exhibits are listed in the Exhibit Index.

Item 17.       Undertakings.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement.

               Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 22, 2003.



                                          e.Digital Corporation

                                          By: /s/ Alex Diaz
                                              ----------------------------
                                              Alex Diaz,
                                              Chairman of the Board


                          ----------------------------

                                POWER OF ATTORNEY

          Each person whose signature to this Registration Statement appears below hereby appoints Alfred H. Falk and Robert Putnam, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                           --------------------------

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                                            Position                                    Date
          ----                                            --------                                    ----
/s/ Alex Diaz                                Chairman of the Board and Director                 December 22, 2003
---------------------------------
Alex Diaz


/s/ Alfred H. Falk                           President, Chief Executive Officer                 December 22, 2003
---------------------------------            and Director (Principal Executive Officer)
Alfred H. Falk


/s/ Renee Warden                             Chief Accounting Officer, Secretary and            December 22, 2003
---------------------------------            Treasurer (Principal Financial and Accounting
Renee Warden                                 Officer)


/s/ Robert Putnam                            Vice President and Director                        December 22, 2003
---------------------------------
Robert Putnam


/s/Allen Cocumelli                           Director                                           December 22, 2003
---------------------------------
Allen Cocumelli


/s/Victor G. Ramsauer                        Director                                           December 22, 2003
---------------------------------
Victor G. Ramsauer

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                     SEQUENTIAL DESCRIPTION
------                     ----------------------
2.1         Share Exchange  Agreement among the Company,  Norcom  Communications
            Corporation,   and  American  Technology   Corporation,   dated  for
            reference  March 23,  1988 and filed as an Exhibit to the  Company's
            Registration Statement on Form 10, as amended.

2.1.1       Amendment of  Agreement  among the  Company,  Norcom  Communications
            Corporation,   and  American  Technology   Corporation,   dated  for
            reference  March 23,  1988 and filed as an Exhibit to the  Company's
            Registration Statement on Form 10, as amended.

2.2         Plan and  Agreement of  Reorganization  among the Company,  American
            Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.3         Plan  and  Agreement  of  Reorganization  among  the  Company,  Sage
            Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on Form
            10, as amended.

2.4         Plan and Agreement of Reorganization  among the Company,  C.A.D. Co.
            Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.5         Plan  and  Agreement  of  Reorganization  between  American  Surface
            Mounted  Devices,  Inc. and Comp General  Corporation,  Inc.,  dated
            March 31 1995 and filed  previously  as an Exhibit  to  Registration
            Statement No. 33-92978.

2.6 Plan of Reorganization and Agreement of Merger, dated July 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy Statement.

3.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

3.1.1       Certificate of Amendment of Certificate of  Incorporation  of Norris
            Communications, Inc. filed with the State of Delaware on January 14,
            1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

3.1.2       Certificate of Amendment of Certificate of  Incorporation  of Norris
            Communications  Inc. filed with the State of Delaware on January 13,
            1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

3.2         Bylaws of the Company,  filed as Exhibit C to the Company's  July 3,
            1996 Proxy Statement.

3.3         Certificate of Designation of Preferences, Rights and Limitations of
            Series A Redeemable Convertible Preferred Stock filed with the State of Delaware on September 19, 1997 and filed as Exhibit 3.3 to the Company's Current Report on Form 8-K dated October 3, 1997.

3.4         Certificate of Designation of Preferences, Rights and Limitations of
            Series B Redeemable Convertible Preferred Stock filed with the State of Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company's Annual Report on Form 10-KSB dated March 31, 1999.

3.5         Certificate of Designation of Preferences, Rights and Limitations of
            Series C Redeemable Convertible Preferred Stock filed with the State of Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company's Registration Statement on Form S-3 dated November 3, 2000.

3.6         Certificate of Designation of Preferences, Rights and Limitations of
            Series D preferred stock filed with the State of Delaware on December [23], 2002 and filed as Exhibit 3.6 to the Company's
            Current Report on Form 8-K dated December 30, 2002.

3.7         Certificate of Designation of Preferences, Rights and Limitations of
            Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company's Current
            Report on Form 8-K dated November 21, 2003.

4.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

4.1.1       Certificate of Amendment of Certificate of  Incorporation  of Norris
            Communications, Inc. filed with the State of Delaware on January 14,
            1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

4.1.2       Certificate of Amendment of Certificate of  Incorporation  of Norris
            Communications  Inc. filed with the State of Delaware on January 13,
            1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

4.1.3       Certificate of Designation of Preferences, Rights and Limitations of
            Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company's Current
            Report on Form 8-K dated December 30, 2002.

4.1.4       Certificate of Designation of Preferences, Rights and Limitations of
            Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company's Current
            Report on Form 8-K dated November 21, 2003.

4.2         Bylaws of the Company,  filed as Exhibit C to the Company's  July 3,
            1996 Proxy Statement.

4.3 Form of Conversion Agreement entered into with five holders of the Company's 12% Promissory Notes due December 31, 2002 and three holders of the Company's 24% Promissory Notes due December 31, 2002 filed as Exhibit 4.41 to the Company's Current Report on Form 8-K dated December 30, 2002.

4.4         Form of Stock Purchase Warrant  exercisable until September 30, 2006 issued to seven accredited investors for an aggregate of 750,000 common shares (individual warrants differ only as to holder and number of shares) and filed as Exhibit 4.32 to the Company's
            Quarterly  Report on Form 10-Q for the quarter  ended  September 30,
            2001.

4.5 Convertible Preferred Stock Purchase Agreement between the Company and the Series E preferred stockholders dated November 19, 2003 and filed as Exhibit 4.46 to the Company's Current Report on Form 8-K dated November 21, 2003.

4.6 Registration Rights Agreement between the Company and the Series E preferred stockholders dated November 19, 2003 and filed as Exhibit
            4.47 to the Company's  Current Report on Form 8-K dated November 21,
            2003.

4.7         Form  of  12%  Secured   Promissory   Note  due  December  31,  2002
            aggregating  $1,000,000 entered into with seven accredited investors
            (individual  notes differ only as to holder and amount) and filed as
            Exhibit 4.32 to the Company's  Quarterly Report on Form 10-Q for the
            quarter ended June 30, 2001.

4.8 Form of Series A Warrant Agreement for an aggregate of 1,712,333 shares (dated November 19, 2003) between the Company and the Series
            E preferred stockholders (individual warrants differ only as to holder and number of shares).*

4.9         Form of Series B  Warrant  Agreement  for an  aggregate  of  856,166 shares (dated November 19 2003) between the Company and the Series E preferred stockholders (individual warrants differ only as to holder and number of shares).*

5.1         Opinion of Higham, McConnell & Dunning LLP.*

23.1        Consent of Higham,  McConnell  & Dunning  LLP,  included  in Exhibit
            5.1.*

23.2        Consent of Singer Lewak Greenbaum & Goldstein LLP*

23.3        Consent of Ernst & Young LLP. *

24.1        Power of Attorney, included on signature page.*



* Except as otherwise indicated above, each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above